content="text/html; charset=iso-8859-1"> YUM! Brands, Inc. Exhibit 23 to Form 11-K
Exhibit 23

The Board of Directors YUM! Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-36893 and 333-32048) on Form S-8 of YUM! Brands, Inc. of our report dated February 18, 2003 relating to the financial statements and supplemental schedules of the YUM! Brands 401(k) Plan (formerly the TRICON 401K Plan) as of September 30, 2002 and 2001, and for the year ended September 30, 2002 and the period from December 25, 2000 through September 30, 2001, which report appears in the September 30, 2002 annual report on Form 11-K of YUM! Brands, Inc.

KPMG LLP

Louisville, Kentucky July 30, 2003